Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:	Gary F. Hoskins, CFO
(704) 884-2263
gary.hoskins@citizenssouth.com

CITIZENS SOUTH BANKING CORPORATION ANNOUNCES A
15.4% INCREASE IN FIRST QUARTER EARNINGS PER SHARE

GASTONIA, NC, April 17, 2006 --- Citizens South Banking Corporation (Nasdaq: CSBC), the holding company for Citizens South Bank, announced earnings for the quarter ended March 31, 2006, of $1.2 million, or $0.15 per diluted share, compared to $902,000, or $0.13 per diluted share, for the quarter ended March 31, 2005.   This represents a 15.4% increase in earnings per diluted share when compared to the first quarter of 2005.  Also, operating income, which excludes net gains on sales of assets and merger-related expenses, amounted to $1.3 million, or $0.15 per diluted share, for the quarter ended March 31, 2006, compared to $861,000, or $0.12 per diluted share, for the quarter ended March 31, 2005.  This represents an increase in operating income of $0.03 per diluted share, or 25.0%, for the comparable quarters.

Net interest income increased by $1.5 million, or 40.5%, during the first quarter of 2006 compared to the first quarter of 2005.  This increase was primarily the result of the acquisition of Trinity Bank, loan growth, a change in the asset mix, and margin expansion.  Total loans increased by $18.4 million, or 15.6% annualized, to $491.8 million during the first quarter of 2006.  This increase in loans was partially funded by maturing investment securities, and fueled an expansion of our net interest margin, which increased by 16 basis points to 3.39% during the first quarter of 2006.

 The Company’s credit quality continues to compare favorably with industry peers.  Nonperforming assets totaled $2.8 million, or 0.41% of total assets, at March 31, 2006, compared to $3.7 million, or 0.53% of total assets, at the end of 2005.  Management remains focused on maintaining the high level of loan quality as the Company pursues additional loan growth.

During the first quarter of 2006, the Company’s core deposits, which include demand deposit accounts, money market deposit accounts, and savings accounts, increased by $5.5 million, or 10.4% annualized, to $219.1 million at March 31, 2006.  Total deposits increased by $5.1 million during the same period, reflecting our strategy of replacing time deposits with lower-costing core deposits.

 Noninterest income increased by $429,000, or 43.6%, to $1.4 million for the quarter ended March 31, 2006, compared to $1.0 million for the quarter ended March 31, 2005.  This increase was largely attributable to the expanded customer base developed and acquired during the year.

Noninterest expense increased by $1.4 million, or 42.9%, to $4.6 million for the first quarter of 2006.  These increased expenses are largely associated with the staffing and operations of three additional full-service offices and an additional loan production office.  The Company completed the integration of the back-office functions of the recently acquired Trinity Bank, including the core processing and items processing systems, during the first quarter 2006.  The financial benefits of the consolidation of these back-office operations are expected to be more fully realized in the second quarter of 2006.

Kim S. Price, President and CEO, commented, “The work of our team in integrating Trinity Bank and executing our Performance Enhancement Plan make it especially gratifying to report this quarter’s earnings.  Revenue growth fueled by loan and deposit growth, enhanced by a changing balance sheet mix, drove margin improvement in the face of a difficult yield curve.  Our team is finding increasing success in providing community banking services in a vibrant market.”

Citizens South Bank, headquartered in Gastonia, North Carolina, was founded in 1904.  At March 31, 2006, the Bank had approximately $702 million in assets, operated 14 full-service offices located in four North Carolina counties - Gaston, Rowan, Iredell, and Union - and operated two loan production offices in Mecklenburg County, North Carolina and York County, South Carolina.

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.   These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions - either locally or nationally, competition among depository and financial institutions, our ability to successfully integrate Trinity Bank, the continuation of current revenue and expense trends, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes.  The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, describe some of these factors.

(Tables Follow)

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Citizens South Banking Corporation
Selected Financial Information
(dollars in thousands, except per share data)

	Quarter ended March 31, 2006	Quarter ended March 31, 2005	Year ended December 31, 2005	Year ended December 31, 2004

Reconciliation of GAAP to non-GAAP Measures:	$1,188	$902	$3,273	$2,955
Net income, as reported (GAAP)
Non-operating items:
(Gain)/ loss on sale of assets, net	57	(67)	(62)	(674)
Merger and integration related expense	57	0	384	0
Impairment of GSE preferred stock	0	0	0	983
Related income taxes (39%)	(45)	26	(126)	(120)

Net Operating Income	$1,257	$861	$3,469	$3,144
Per Share Data:
Average common shares outstanding, basic	8,056,574	7,084,471	7,207,368	7,611,022
Basic net income - GAAP	$0.15	$0.13	$0.45	$0.39
Basic net income - Operating	0.16	0.12	0.48	0.41
Average common shares outstanding, diluted	8,138,451	7,203,885	7,298,219	7,712,591
Diluted net income - GAAP	$0.15	$0.13	$0.45	$0.38
Diluted net income - Operating	0.15	0.12	0.48	0.41
Cash dividends declared	$0.075	$0.07	$0.28	$0.26
Period-end book value	10.21	9.59	10.16	9.74
Financial Ratios (annualized):
Return on average stockholders’ equity - GAAP	5.70%	5.04%	4.40%	3.78%
Return on average stockholders’ equity - Operating	6.03	4.81	4.67	4.02
Return on average assets - GAAP	0.69%	0.71%	0.60%	0.59%
Return on average assets - Operating	0.73	0.68	0.64	0.63
Efficiency ratio - GAAP	69.88%	69.45%	71.99%	75.75%
Efficiency ratio - Operating	68.40	70.05	70.29	73.03
Net interest margin	3.39%	3.24%	3.23%	2.98%
Average equity to average assets	12.05	14.08	13.69	15.64
Asset Quality Data:
Allowance for loan losses	$5,263	$3,184	$5,104	$3,029
Nonperforming loans	1,539	1,419	2,551	946
Nonperforming assets	2,844	1,842	3,708	1,752
Net charge-offs (recoveries)	126	(5)	398	270
Allowance for loan losses to total loans	1.07%	0.97%	1.08%	0.95%
Nonperforming loans to total loans	0.31	0.43	0.55	0.30
Nonperforming assets to total assets	0.41	0.36	0.53	0.34
Average Balances:
Total assets	$701,429	$508,280	$543,311	$499,937
Loans receivable, net of unearned income	483,136	317,901	347,720	294,953
Interest-earning assets	607,101	448,416	477,819	442,809
Deposits	518,712	369,744	395,327	361,893
Interest-bearing liabilities	575,349	407,487	438,308	398,778
Stockholders’ equity	84,506	71,571	74,361	78,192
At Period End:
Total assets	$702,131	$511,088	$701,094	$508,961
Loans receivable, net	491,761	324,599	473,336	314,127
Interest-earning assets	618,812	457,469	612,238	455,577
Deposits	522,650	372,104	517,543	374,744
Interest-bearing liabilities	579,505	415,562	585,095	410,782
Stockholders’ equity	84,530	69,510	84,258	72,394

Citizens South Banking Corporation
Consolidated Statements of Financial Condition
(dollars in thousands)

	March 31, 2006	December 31, 2005

	(unaudited)
ASSETS
Cash and due from banks	$9,418	$8,863
Interest-earning bank balances	4,500	17,790

Cash and cash equivalents	13,918	26,653
Investment securities available-for-sale, at fair value	52,919	53,429
Mortgage-backed securities available-for-sale, at fair value	66,402	70,236
Loans receivable, net unearned income	491,761	473,336
Allowance for loan losses	(5,263)	(5,104)

Loans receivable, net	486,498	468,232
Real estate acquired through foreclosure, net	1,305	1,157
Premises and equipment, net	19,539	19,819
Accrued interest receivable	2,590	2,539
Federal Home Loan Bank stock, at cost	4,099	4,084
Intangible assets	32,214	32,424
Bank owned life insurance	15,055	14,828
Other assets	7,592	7,693

Total assets	$702,131	$701,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposit accounts	$87,293	$85,489
Money market deposit accounts	109,737	104,421
Savings accounts	22,021	23,654
Time deposits	303,599	303,980

Total deposits	522,650	517,544
Borrowed money	88,057	91,342
Deferred compensation	5,369	5,849
Other liabilities	1,525	2,101

Total liabilities	617,601	616,836

Stockholders’ Equity:
Common stock issued and outstanding, $0.01 par value, 20,000,000 shares authorized, 9,062,727 issued at March 31, 2006 and December 31, 2005and 8,278,523 shares outstanding at March 31, 2006 and 8,291,544 shares outstanding at December 31, 2005	91	91
Additional paid-in-capital	68,474	68,468
Unallocated common stock held by Employee Stock Ownership Plan	(1,567)	(1,613)
Unearned compensation related to Recognition and Retention Plan	(1,349)	(1,419)
Retained earnings, substantially restricted	30,745	30,311
Accumulated unrealized gain on securities available-for-sale, net of tax	(1,693)	(1,567)
Treasury stock of 784,204 shares at March 31, 2006, and 711,183 shares at December 31, 2005	(10,171)	(10,013)

Total stockholders’ equity	84,530	84,258

Total liabilities and stockholders’ equity	$702,131	$701,094

Citizens South Banking Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,

	2006	2005

Interest income
Loans	$8,505	$4,632
Investment securities	492	396
Interest-bearing deposits	152	35
Mortgage-backed and related securities	716	737

Total interest income	9,865	5,800
Interest Expense
Deposits	3,729	1,696
Borrowed funds	1,037	475

Total interest expense	4,766	2,171

Net interest income	5,099	3,629
Provision for loan losses	285	150

Net interest income after provision for loan losses	4,814	3,479
Noninterest Income
Fee income on deposit accounts	678	544
Fee income on mortgage banking and lending activities	249	113
Dividends on FHLB stock	55	37
Increase in cash value of bank-owned life insurance	247	161
Fair value adjustment on deferred compensation assets	63	(47)
Net gain / (loss) on sale of assets	(57)	67
Other noninterest income	179	110

Total noninterest income	1,414	985
Noninterest Expense
Compensation and benefits	2,379	1,666
Fair value adjustment on deferred compensation obligation	63	(47)
Occupancy and equipment expense	713	485
Professional services	170	151
Amortization of intangible assets	186	87
Merger and integration related expenses	57	0
Other noninterest expenses	977	843

Total noninterest expense	4,545	3,185
Income before income taxes	1,683	1,279
Provision for income taxes	495	377

Net income	$1,188	$902

Basic earnings per share	$0.15	$0.13
Diluted earnings per share	$0.15	$0.13
Basic average common shares outstanding	8,056,574	7,084,471
Diluted average common shares outstanding	8,138,277	7,202,704